Exhibit 3.94

No. 50928 I, TERRITORY OF THE BRITISH VIRGIN ISLANDS THE INTERNATIONAL BUSINESS COMPANIES ORDINANCE ( No. 8 of 1984 ) CERTIFICATE OF INCORPORATION ( Sections 14 and 15 ) JOSEPH BRICE , Registrar of Companies of the British Virgin Islands DO HEREBY CERTIFY pursuant to the International Business Companies Ordinance (No. 8 of 1984) that all the requirements of the said Ordinance in respect of incorporation having been satisfied, PRIDE INTERNATIONAL LTD. is incorporated in the British Virgin Islands as an International Business Company this 16th day of Oct. 19 91 Given under my hand and seal at Road Town in the Island of Tortola L"'- ............... . \l. . . .v .,_.,-.- ...